UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17F-2]

1. Investment Company Act File Number:			Date Examination completed:
811-02605			October 5, 2021

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Franklin U.S. Government Money Fund

4. Address of principal executive office: (number, street, city, state, zip code)
One Franklin Parkway, San Mateo, CA 94403

[PWC LOGO]

Report of Independent Accountants

To the Board of Trustees and Management of:

Franklin Custodian Funds
Franklin ETF Trust
Franklin Floating Rate Master Trust
Franklin Fund Allocator Series
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin High Income Trust
Franklin Investors Securities Trust
Franklin Limited Duration Income Trust
Franklin Managed Trust
Franklin Real Estate Securities Trust
Franklin Strategic Mortgage Portfolio
Franklin Strategic Series
Franklin Templeton ETF Trust
Franklin Templeton Variable Insurance Products Trust
Franklin Universal Trust
Franklin U.S. Government Money Fund
Institutional Fiduciary Trust
Templeton China World Fund
Templeton Developing Markets Trust
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Funds
Templeton Global Income Fund
Templeton Global Investment Trust
Templeton Global Smaller Companies Fund
Templeton Income Trust
Templeton Institutional Funds

And the Board of Directors and Management of:

Templeton Dragon Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (collectively, the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of October 31, 2020.  The Funds’ management is responsible for its assertion and the Funds’ compliance with those requirements.  Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances.  Included among our procedures were the following tests performed as of October 31, 2020, and with respect to agreement of security purchases and sales, for the period from April 30, 2020 (see Attachment A for details) through October 31, 2020:

  Confirmation of all securities held by Franklin Templeton Investors Services, Inc., (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form
  Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent
  Agreement of 330 security purchases and 447 security sales across the Funds since our last report from the books and records of the Funds to the records of the Transfer Agent

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds listed in Attachment A complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2020 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees or Board of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

October 5, 2021

PricewaterhouseCoopers LLP, 405 Howard Street Suite 600, San Francisco, California 94105

T: (415) 498 5000, www.pwc.com/us

Attachment A	Examination Period
Templeton Global Investment Trust:
Templeton Emerging Markets Small Cap Fund[a]	April 30, 2020 - October 31, 2020
Templeton Global Balanced Fund[a]	April 30, 2020 - October 31, 2020

Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund[a]	April 30, 2020 - October 31, 2020

Franklin Strategic Series:
Franklin Biotechnology Discovery Fund[a]	April 30, 2020 - October 31, 2020
Franklin Growth Opportunities Fund[a]	April 30, 2020 - October 31, 2020
Franklin Natural Resources Fund[a]	April 30, 2020 - October 31, 2020
Franklin Small Cap Growth Fund[a]	April 30, 2020 - October 31, 2020
Franklin Small-Mid Cap Growth Fund[a]	April 30, 2020 - October 31, 2020
Franklin Strategic Income Fund[a]	April 30, 2020 - October 31, 2020
Franklin Templeton SMACS Series Ea	April 30, 2020 - October 31, 2020
Franklin Templeton SMACS Series Ia	April 30, 2020 - October 31, 2020

Franklin High Income Trust:
Franklin High Income Fund[a]	April 30, 2020 - October 31, 2020

Institutional Fiduciary Trust:
Money Market Portfolio[a]	April 30, 2020 - October 31, 2020

Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund[a]	April 30, 2020 - October 31, 2020
Franklin International Growth Fund[a]	April 30, 2020 - October 31, 2020
Franklin International Small Cap Fund[a]	April 30, 2020 - October 31, 2020

Franklin U.S. Government Money Fund[a]	April 30, 2020 - October 31, 2020

Franklin Gold and Precious Metals Fund[a]	April 30, 2020 - October 31, 2020

Franklin Universal Trust[a]	April 30, 2020 - October 31, 2020

Templeton China World Fund[a]	April 30, 2020 - October 31, 2020

Templeton Emerging Markets Fund[a]	April 30, 2020 - October 31, 2020

Templeton Emerging Markets Income Fund[a]	April 30, 2020 - October 31, 2020

Templeton Funds:
Templeton Foreign Fund[b]	April 30, 2020 - October 31, 2020
Templeton International Climate Change Fund[a]	April 30, 2020 - October 31, 2020
Templeton World Fund[b]	April 30, 2020 - October 31, 2020

Templeton Global Income Fund[a]	April 30, 2020 - October 31, 2020

Templeton Global Smaller Companies Fund[a]	April 30, 2020 - October 31, 2020

Templeton Income Trust:
Templeton Emerging Markets Bond Fund[a]	April 30, 2020 - October 31, 2020
Templeton Global Bond Fund[a]	April 30, 2020 - October 31, 2020
Templeton Global Total Return Fund[a]	April 30, 2020 - October 31, 2020
Templeton International Bond Fund[a]	April 30, 2020 - October 31, 2020

Franklin Custodian Funds:
Franklin DynaTech Fund[a]	April 30, 2020 - October 31, 2020
Franklin Growth Fund[a]	April 30, 2020 - October 31, 2020
Franklin Income Fund[a]	April 30, 2020 - October 31, 2020
Franklin U.S. Government Securities Fund[a]	April 30, 2020 - October 31, 2020
Franklin Utilities Fund[a]	April 30, 2020 - October 31, 2020
Franklin Focused Growth Fund[a]	April 30, 2020 - October 31, 2020

Franklin Strategic Mortgage Portfolio	April 30, 2020 - October 31, 2020

Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund[a]	April 30, 2020 - October 31, 2020
Franklin Convertible Securities Fund[a]	April 30, 2020 - October 31, 2020
Franklin Equity Income Fund[a]	April 30, 2020 - October 31, 2020
Franklin Floating Rate Daily Access Fund[a]	April 30, 2020 - October 31, 2020
Franklin Low Duration Total Return Fund[a]	April 30, 2020 - October 31, 2020
Franklin Managed Income Fund[a]	April 30, 2020 - October 31, 2020
Franklin Total Return Fund[a]	April 30, 2020 - October 31, 2020

Templeton Developing Markets Trust	April 30, 2020 - October 31, 2020

Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund[a]	April 30, 2020 - October 31, 2020
Franklin Corefolio Allocation Fund[a]	April 30, 2020 - October 31, 2020
Franklin Emerging Market Core Equity (IU) Fund[a]	April 30, 2020 - October 31, 2020
Franklin Founding Funds Allocation Fund[a]	April 30, 2020 - October 31, 2020
Franklin Growth Allocation Fund[a]	April 30, 2020 - October 31, 2020
Franklin International Core Equity (IU) Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart Retirement Income Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2020 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2025 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2030 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2035 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2040 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2045 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2050 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2055 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin Moderate Allocation Fund[a]	April 30, 2020 - October 31, 2020
Franklin Payout 2020 Fund[a]	April 30, 2020 - October 31, 2020
Franklin Payout 2021 Fund[a]	April 30, 2020 - October 31, 2020
Franklin Payout 2022 Fund[a]	April 30, 2020 - October 31, 2020
Franklin U.S. Core Equity (IU) Fund[b]	April 30, 2020 - October 31, 2020

Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Flex Cap Growth VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Global Real Estate VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Growth and Income VIP Fund[b]	April 30, 2020 - October 31, 2020
Franklin Income VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Large Cap Growth VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Mutual Shares VIP Fund[b]	April 30, 2020 - October 31, 2020
Franklin Rising Dividends VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Small Cap Value VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Small-Mid Cap Growth VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Strategic Income VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin VolSmart Allocation VIP Fund[a]	April 30, 2020 - October 31, 2020
Templeton Developing Markets VIP Fund[a]	April 30, 2020 - October 31, 2020
Templeton Foreign VIP Fund[a]	April 30, 2020 - October 31, 2020
Templeton Global Bond VIP Fund[a]	April 30, 2020 - October 31, 2020
Templeton Growth VIP Fund[a]	April 30, 2020 - October 31, 2020

Templeton Dragon Fund, Inc.[a]	April 30, 2020 - October 31, 2020

Templeton Institutional Funds:
Foreign Small Companies Series[a]	April 30, 2020 - October 31, 2020
International Equity Series[a]	April 30, 2020 - October 31, 2020

Franklin ETF Trust:
Franklin Liberty Short Duration U.S. Government ETF[a]	April 30, 2020 - October 31, 2020

Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund[a]	April 30, 2020 - October 31, 2020
Franklin Floating Rate Master Series[a]	April 30, 2020 - October 31, 2020

Franklin Limited Duration Income Trust[a]	April 30, 2020 - October 31, 2020

Franklin Managed Trust:
Franklin Rising Dividends Fund[a]	April 30, 2020 - October 31, 2020

Franklin Templeton ETF Trust:
Franklin Equity Portfolio[b]	April 30, 2020 - October 31, 2020
Franklin Fixed Income Portfolio[b]	April 30, 2020 - October 31, 2020
Franklin LibertyQ Emerging Markets ETF[b]	April 30, 2020 - October 31, 2020
Franklin LibertyQ Global Equity ETF[a]	April 30, 2020 - October 31, 2020
Franklin LibertyQ U.S. Equity ETF[a]	April 30, 2020 - October 31, 2020
Franklin LibertyQ U.S. Mid Cap Equity ETF[a]	April 30, 2020 - October 31, 2020
Franklin LibertyQ U.S. Small Cap Equity ETF[a]	April 30, 2020 - October 31, 2020
Franklin FTSE Asia ex Japan ETF[a]	April 30, 2020 - October 31, 2020
Franklin FTSE China ETF[a]	April 30, 2020 - October 31, 2020
Franklin FTSE Europe ETF[a]	April 30, 2020 - October 31, 2020
Franklin FTSE Europe Hedged ETF[a]	April 30, 2020 - October 31, 2020
Franklin FTSE Japan ETF[a]	April 30, 2020 - October 31, 2020
Franklin FTSE Japan Hedged ETF[a]	April 30, 2020 - October 31, 2020
Franklin FTSE United Kingdom ETF[b]	April 30, 2020 - October 31, 2020

Legend:

a: April 30, 2020 represents the date of our last examination.

b: Fund was not in scope for the April 30, 2020 examination.

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the Franklin Templeton Funds indicated in Attachment I (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940.  We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.  We have performed an evaluation of the Funds’ compliance with the requirements of subsection (b) of Rule 17f-2 as of October 31, 2020, and for the periods indicated in Attachment I.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsection (b) of Rule 17f-2 as of October 31, 2020, and for the periods indicated in Attachment I, with respect to securities reflected in the investment accounts of the Funds.

By:

/s/ROBERT G. KUBILIS

Robert G. Kubilis

Chief Financial Officer and Chief Accounting Officer and Treasurer

Date October 5, 2021

/s/MATTHEW T. HINKLE

Matthew T. Hinkle

Chief Executive Officer - Finance and Administration

Date October 5, 2021

Attachment I	Examination Period
Templeton Global Investment Trust:
Templeton Emerging Markets Small Cap Fund[a]	April 30, 2020 - October 31, 2020
Templeton Global Balanced Fund[a]	April 30, 2020 - October 31, 2020

Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund[a]	April 30, 2020 - October 31, 2020

Franklin Strategic Series:
Franklin Biotechnology Discovery Fund[a]	April 30, 2020 - October 31, 2020
Franklin Growth Opportunities Fund[a]	April 30, 2020 - October 31, 2020
Franklin Natural Resources Fund[a]	April 30, 2020 - October 31, 2020
Franklin Small Cap Growth Fund[a]	April 30, 2020 - October 31, 2020
Franklin Small-Mid Cap Growth Fund[a]	April 30, 2020 - October 31, 2020
Franklin Strategic Income Fund[a]	April 30, 2020 - October 31, 2020
Franklin Templeton SMACS Series Ea	April 30, 2020 - October 31, 2020
Franklin Templeton SMACS Series Ia	April 30, 2020 - October 31, 2020

Franklin High Income Trust:
Franklin High Income Fund[a]	April 30, 2020 - October 31, 2020

Institutional Fiduciary Trust:
Money Market Portfolio[a]	April 30, 2020 - October 31, 2020

Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund[a]	April 30, 2020 - October 31, 2020
Franklin International Growth Fund[a]	April 30, 2020 - October 31, 2020
Franklin International Small Cap Fund[a]	April 30, 2020 - October 31, 2020

Franklin U.S. Government Money Fund[a]	April 30, 2020 - October 31, 2020

Franklin Gold and Precious Metals Fund[a]	April 30, 2020 - October 31, 2020

Franklin Universal Trust[a]	April 30, 2020 - October 31, 2020

Templeton China World Fund[a]	April 30, 2020 - October 31, 2020

Templeton Emerging Markets Fund[a]	April 30, 2020 - October 31, 2020

Templeton Emerging Markets Income Fund[a]	April 30, 2020 - October 31, 2020

Templeton Funds:
Templeton Foreign Fund[b]	April 30, 2020 - October 31, 2020
Templeton International Climate Change Fund[a]	April 30, 2020 - October 31, 2020
Templeton World Fund[b]	April 30, 2020 - October 31, 2020

Templeton Global Income Fund[a]	April 30, 2020 - October 31, 2020

Templeton Global Smaller Companies Fund[a]	April 30, 2020 - October 31, 2020

Templeton Income Trust:
Templeton Emerging Markets Bond Fund[a]	April 30, 2020 - October 31, 2020
Templeton Global Bond Fund[a]	April 30, 2020 - October 31, 2020
Templeton Global Total Return Fund[a]	April 30, 2020 - October 31, 2020
Templeton International Bond Fund[a]	April 30, 2020 - October 31, 2020

Franklin Custodian Funds:
Franklin DynaTech Fund[a]	April 30, 2020 - October 31, 2020
Franklin Growth Fund[a]	April 30, 2020 - October 31, 2020
Franklin Income Fund[a]	April 30, 2020 - October 31, 2020
Franklin U.S. Government Securities Fund[a]	April 30, 2020 - October 31, 2020
Franklin Utilities Fund[a]	April 30, 2020 - October 31, 2020
Franklin Focused Growth Fund[a]	April 30, 2020 - October 31, 2020

Franklin Strategic Mortgage Portfolio[a]	April 30, 2020 - October 31, 2020

Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund[a]	April 30, 2020 - October 31, 2020
Franklin Convertible Securities Fund[a]	April 30, 2020 - October 31, 2020
Franklin Equity Income Fund[a]	April 30, 2020 - October 31, 2020
Franklin Floating Rate Daily Access Fund[a]	April 30, 2020 - October 31, 2020
Franklin Low Duration Total Return Fund[a]	April 30, 2020 - October 31, 2020
Franklin Managed Income Fund[a]	April 30, 2020 - October 31, 2020
Franklin Total Return Fund[a]	April 30, 2020 - October 31, 2020

Templeton Developing Markets Trust	April 30, 2020 - October 31, 2020

Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund[a]	April 30, 2020 - October 31, 2020
Franklin Corefolio Allocation Fund[a]	April 30, 2020 - October 31, 2020
Franklin Emerging Market Core Equity (IU) Fund[a]	April 30, 2020 - October 31, 2020
Franklin Founding Funds Allocation Fund[a]	April 30, 2020 - October 31, 2020
Franklin Growth Allocation Fund[a]	April 30, 2020 - October 31, 2020
Franklin International Core Equity (IU) Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart Retirement Income Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2020 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2025 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2030 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2035 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2040 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2045 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2050 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin LifeSmart 2055 Retirement Target Fund[a]	April 30, 2020 - October 31, 2020
Franklin Moderate Allocation Fund[a]	April 30, 2020 - October 31, 2020
Franklin Payout 2020 Fund[a]	April 30, 2020 - October 31, 2020
Franklin Payout 2021 Fund[a]	April 30, 2020 - October 31, 2020
Franklin Payout 2022 Fund[a]	April 30, 2020 - October 31, 2020
Franklin U.S. Core Equity (IU) Fund[a]	April 30, 2020 - October 31, 2020

Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Flex Cap Growth VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Global Real Estate VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Growth and Income VIP Fund[b]	April 30, 2020 - October 31, 2020
Franklin Income VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Large Cap Growth VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Mutual Shares VIP Fund[b]	April 30, 2020 - October 31, 2020
Franklin Rising Dividends VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Small Cap Value VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Small-Mid Cap Growth VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin Strategic Income VIP Fund[a]	April 30, 2020 - October 31, 2020
Franklin VolSmart Allocation VIP Fund[a]	April 30, 2020 - October 31, 2020
Templeton Developing Markets VIP Fund[a]	April 30, 2020 - October 31, 2020
Templeton Foreign VIP Fund[a]	April 30, 2020 - October 31, 2020
Templeton Global Bond VIP Fund[a]	April 30, 2020 - October 31, 2020
Templeton Growth VIP Fund[a]	April 30, 2020 - October 31, 2020

Templeton Dragon Fund, Inc.[a]	April 30, 2020 - October 31, 2020

Templeton Institutional Funds:
Foreign Small Companies Series[a]	April 30, 2020 - October 31, 2020
International Equity Series[a]	April 30, 2020 - October 31, 2020

Franklin ETF Trust:
Franklin Liberty Short Duration U.S. Government ETF[a]	April 30, 2020 - October 31, 2020

Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund[a]	April 30, 2020 - October 31, 2020
Franklin Floating Rate Master Series[a]	April 30, 2020 - October 31, 2020

Franklin Limited Duration Income Trust[a]	April 30, 2020 - October 31, 2020

Franklin Managed Trust:
Franklin Rising Dividends Fund[a]	April 30, 2020 - October 31, 2020

Franklin Templeton ETF Trust:
Franklin Equity Portfolio[b]	April 30, 2020 - October 31, 2020
Franklin Fixed Income Portfolio[b]	April 30, 2020 - October 31, 2020
Franklin LibertyQ Emerging Markets ETF[b]	April 30, 2020 - October 31, 2020
Franklin LibertyQ Global Equity ETF[a]	April 30, 2020 - October 31, 2020
Franklin LibertyQ U.S. Equity ETF[a]	April 30, 2020 - October 31, 2020
Franklin LibertyQ U.S. Mid Cap Equity ETF[a]	April 30, 2020 - October 31, 2020
Franklin LibertyQ U.S. Small Cap Equity ETF[a]	April 30, 2020 - October 31, 2020
Franklin FTSE Asia ex Japan ETF[a]	April 30, 2020 - October 31, 2020
Franklin FTSE China ETF[a]	April 30, 2020 - October 31, 2020
Franklin FTSE Europe ETF[a]	April 30, 2020 - October 31, 2020
Franklin FTSE Europe Hedged ETF[a]	April 30, 2020 - October 31, 2020
Franklin FTSE Japan ETF[a]	April 30, 2020 - October 31, 2020
Franklin FTSE Japan Hedged ETF[a]	April 30, 2020 - October 31, 2020
Franklin FTSE United Kingdom ETF[b]	April 30, 2020 - October 31, 2020

Legend:

a: April 30, 2020 represents the date of our last examination.

b: Fund was not in scope for the April 30, 2020 examination.